Exhibit 4.1
                          AMENDMENT TO RIGHTS AGREEMENT


The Rights Agreement dated October 27, 1998 between Exigent International Inc. and Reliance Trust Company is hereby amended as follows:

1. Registrar and Transfer Company, a New Jersey corporation ("R&T"), is hereby appointed as the successor Rights Agent with the same powers, rights, duties and responsibilities as if it had been originally named as Rights Agent.

2. Section 21 is hereby amended by deleting the fifth sentence and in its place substituting a new fifth sentence to read as follows:

                              Any successor Rights Agent,  whether  appointed by
                    the Company or by such a court, shall be a corporation organized and doing business under the laws of the United States or of any state of the United States, in good standing, having a office in the United States, and is registered as a Transfer Agent in accordance with the applicable provisions of the Securities Exchange Act of 1934, as amended, and is qualified to act as a Transfer Agent under the rules of the New York Stock Exchange."

         In witness whereof, the parties listed below have caused this Amendment to be duly executed on this date.

Date:    3/2/00

Exigent International Inc.

By:      /s/ B.R. Smedley



Registrar and Transfer Company

By:      /s/ William P. Tatler
         Vice President